-------------------------------------------------------------------------------


     As filed with the Securities and Exchange Commission on March 11, 1999

                                           Registration Statement No. 333-68019
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

         --------------------------------------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
         --------------------------------------------------------------



                            MARVEL ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)


            Delaware                                           13-3711775
(State or Other Jurisdiction of                             (I.R.S. Employer
 Incorporation or Organization)                          Identification Number)

                              387 Park Avenue South
                            New York, New York 10016
                                 (212) 696-0808


               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)


                                Morton E. Handel
                              Chairman of the Board
                              387 Park Avenue South
                            New York, New York 10016
                                 (212) 696-0808


            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


                              --------------------
                                    copy to:
                             John N. Turitzin, Esq.
                                Battle Fowler LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 856-7000


           Approximate date of commencement of proposed sale to public: From time to time or at one time after the effective date of this registration statement as determined by market conditions.
           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

782128.4

-------------------------------------------------------------------------------

                                                            Prospectus


                            MARVEL ENTERPRISES, INC.

                        36,642,683 Shares of Common Stock

                 15,620,234 Shares of 8% Cumulative Convertible
                          Exchangeable Preferred Stock


           ----------------------------------------------------------



           All of the shares of stock covered by this prospectus are owned by the stockholders listed in the section of this prospectus called "Selling Stockholders." The selling stockholders may sell any or all of their shares from time to time. The sales prices, and the methods of determining those prices, are yet to be determined. We will not receive any of the proceeds of sales by the selling stockholders.

           The common stock is listed for trading on the New York Stock Exchange under the symbol "MVL". The preferred stock is not listed for trading on any national securities exchange or on the Nasdaq Stock Market.

           See "Risk Factors" beginning on page 5 for certain factors relevant to an investment in our common stock and/or preferred stock.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.









                                 March 11, 1999







-------------------------------------------------------------------------------





782128.4

                                TABLE OF CONTENTS


                                                                          Page
Prospectus Summary...........................................................3
Risk Factors.................................................................5
Ratio of Combined Fixed Charges and
   Preference Dividends to Earnings.........................................11
Forward-Looking Statements..................................................11
Federal Income Tax Considerations...........................................12
Use of Proceeds.............................................................16
Selling Stockholders........................................................16
Plan of Distribution........................................................21
Where You Can Find More Information.........................................22
Experts.....................................................................23
Legal Matters...............................................................23










782128.4
                                        2

                               PROSPECTUS SUMMARY

           Because this is a summary, it does not contain all the details that may be important to you. You should read this entire prospectus carefully before you invest.

About Marvel Enterprises, Inc.


           We are an entertainment company. We operate in the licensing, comic book publishing and toy businesses. We own the copyrights to over 3,500 fictional characters, including Spider-Man, X-Men, Captain America, Fantastic Four and The Incredible Hulk.


           Our company was called "Toy Biz, Inc." until October 1, 1998. On that day, we acquired Marvel Entertainment Group, Inc., which had been in bankruptcy since December 1996, and changed our name to Marvel Enterprises, Inc. When we use the term "Marvel Entertainment" in this prospectus, we are referring to Marvel Entertainment Group. Our acquisition of Marvel Entertainment was part of a plan of reorganization for Marvel Entertainment that was proposed, and ultimately confirmed by the court, in Marvel Entertainment's bankruptcy case.


           We operate through the following three business divisions:

           1. Marvel Licensing. Marvel Licensing licenses our characters for use in television programs, motion pictures, destination-based entertainment (such as theme parks), on-line media, and other consumer products.

           2. Marvel Publishing. Marvel Publishing is one of the world's leading publishers of comic books. We believe that our characters are among the oldest and most recognizable in the entertainment industry. Marvel Publishing has published comic books based upon our characters for over 60 years, including some of the world's most popular comic book titles.

           3. Toy Biz. Toy Biz designs, develops, markets and distributes both innovative and traditional toys in the United States and internationally. Our toy products fall into three categories: toys based on our characters, proprietary toys designed and developed by us, and toys based on properties licensed to us by third parties.

           We sold our Fleer/SkyBox sports and entertainment trading card business in February 1999. We intend to dispose of our Panini activity stickers and adhesive paper business in 1999.

           Our executive offices are located at 387 Park Avenue South, New York, New York 10016 and our telephone number is (212) 696-0808.



782128.4
                                        3

Securities to be Offered

           This prospectus relates to the offer and sale of two types of stock in Marvel Enterprises: our common stock and our 8% cumulative convertible exchangeable preferred stock, which is the formal name of the preferred stock covered by this prospectus. Each share of preferred stock:


           o is entitled to receive dividends, at the rate of 8% per year, in cash or in additional shares of preferred stock;


           o can be converted by its owner into 1.039 shares of common stock;

           o      votes generally with the common stock as one class;

           o has the same voting power as 1.039 common shares when it votes with the common stock;


           o can be converted into common stock by Marvel Enterprises beginning on October 1, 2001 if the trading price of the common stock is above a certain dollar amount; and

           o can be repurchased by Marvel Enterprises for $10 beginning on October 1, 2001.



Federal Income Tax Considerations


           See "Federal Income Tax Considerations," which discusses certain U.S. Federal income tax consequences that may result from the purchase of the common stock or the preferred stock offered by this prospectus.




782128.4
                                        4

                                  RISK FACTORS


           You should consider carefully the following risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock or preferred stock. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 11 of this prospectus.


Our indebtedness is substantial and it could hurt our financial health.


           We have a lot of indebtedness, which presents a risk to our stockholders that our financial health will suffer. Our indebtedness consists of $250 million of senior notes due 2009 that we issued in February 1999 and a guarantee of $27 million of the indebtedness of Panini, S.p.A. In addition, we expect to be able to borrow at least $50 million under a new credit facility.


           The amount of our indebtedness could have important consequences to holders of our common stock and preferred stock, including, but not limited to, the following:

           o our ability to borrow money or sell stock when we want to for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;


           o a substantial portion of whatever cash we make from our business will be needed to pay the principal of, and interest on, our indebtedness, which will reduce the funds available to operate our business;

           o our ability to develop our business and expand may be limited by the indenture governing the senior notes or by our other loan agreements; and


           o our indebtedness may make us more vulnerable to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.


           Our ability to pay dividends on the preferred stock, to pay interest on the senior notes, to repay our future lenders and to operate and grow our business will depend on our operating success, which could be affected by many factors, including general economic conditions and other factors beyond our control. If we do not fulfill the promises that we made in the indenture governing the senior notes, or the promises that we make in other loan agreements, the noteholders or our other lenders could demand that we pay back all the money we owe them under those agreements immediately. It is possible that the cash we generate by operating our business, together with borrowings expected to be available under a new working capital facility, if obtained, will be too little to make required payments under the indenture and other loan agreements and to cover our other cash requirements. In that case, we would need to renegotiate those agreements, to refinance our indebtedness or to obtain additional financing; but we might be unable to do so.

We may need additional financing but be unable to obtain it.

           We may need a new working capital facility but be unable to obtain it. Even if we obtain a new working capital facility, its terms will probably require us to comply with various financial and other covenants in order to borrow money. We failed to comply with similar covenants under the revolving credit facility that we obtained on October 1, 1998 (which we terminated in February 1999). If we do not obtain a satisfactory new working capital facility, or if we are otherwise unable to obtain any additional funds, it could significantly harm us.



782128.4
                                        5

Our financing agreements limit our operating flexibility.

           Both the indenture that governs the senior notes and a new secured working capital facility, if obtained, will constrict us in ways that may limit our financial success. For instance, they will limit our ability to:


           o      incur additional indebtedness;

           o      incur liens;

           o      pay  dividends,   make  investments  or  make  some  types  of
                  payments;

           o      consummate some types of asset sales;

           o      enter into some types of transactions with affiliates;

           o      merge or consolidate with any other person; or

           o sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

           If we obtain a new secured working capital facility, it will probably require us to satisfy various financial tests. Events beyond our control might cause us to fail those tests. If we fail any of the tests, our new working capital facility lenders will have the right to demand that we pay back all the money we owe them at once. If we are unable to repay the money, those lenders might be entitled to sell substantially all our assets, which we expect will be pledged to the lenders to secure our debt.

Because a significant portion of our assets are intangible, we might not have any assets left for stockholders after a foreclosure by creditors.

           Because a significant portion of our assets are intangible, holders of our common and even our preferred stock might be entitled to nothing after a foreclosure by our secured creditors. Our intangible assets consist of copyrights, trademarks, licenses, goodwill and other intangibles. These assets comprised $487.7 million of our $689.9 million of total assets at December 31, 1998, resulting in negative tangible net worth of $304.1 million. The value of these assets could be reduced materially in the future by changing consumer preferences, our failure to implement our business strategy, competition and other future trends. As a result, our assets may not be sufficient to repay all of our indebtedness if secured creditors foreclose on the assets pledged to them or if we are forced to dispose of our assets to meet our obligations.

We might not be able to integrate the businesses of Marvel Entertainment and Toy Biz.

           Our future success will depend in part on our ability to integrate effectively the businesses of Toy Biz and Marvel Entertainment. This process may require a disproportionate amount of time and attention of our management, financial and other resources. Although we believe that we have the opportunity for synergies and cost savings, the timing or amount of synergies or cost savings that may ultimately be attained is uncertain. Some of the anticipated benefits of the combination may not be achieved if our operations are not successfully integrated in a timely manner. The difficulties of that integration may initially be increased by the necessity of coordinating and integrating personnel with different business backgrounds and corporate cultures. We might not be able to integrate effectively Toy Biz's and Marvel Entertainment's operations. If we are not successful in this combination, if the combination takes longer than anticipated, or if the integrated operations fail to achieve market acceptance, our business could be adversely affected. In addition, implementation of our business strategy will be subject to numerous other contingencies beyond our control, including, among others, general and regional economic conditions, interest rates, competition, and the ability to attract and maintain skilled


782128.4
                                       6
employees. As a result, the combination might not be successful, our business strategies might not be effective and we might not be able to achieve our goals.

There have been declines in many of our lines of business in recent periods.


           In recent years there has been a decline in many of our businesses, and that decline may continue. In 1995 and 1996, there was an overall decline in Marvel Entertainment's core publishing business, its licensing business and its sports and entertainment trading card business which had a material adverse effect on Marvel Entertainment. This decline, along with the substantial indebtedness incurred by Marvel Entertainment in connection with its acquisition program, ultimately led Marvel Entertainment to file for bankruptcy protection in 1996. Marvel Entertainment's publishing revenues, along with those of the overall comic book industry, declined primarily as a result of reduced readership, lower speculative purchases and lower selling prices, which in turn caused a contraction in the number of comic book specialty stores. These store closings further hurt Marvel Entertainment's net publishing revenues. In 1997 and 1998, Marvel Entertainment's publishing revenues continued to decline due to these reasons and Marvel Entertainment's decision to eliminate unprofitable comic book titles. We do not expect publishing revenues to return to pre-bankruptcy levels.

           Marvel Entertainment's licensing revenues declined significantly from pre-bankruptcy levels. These revenues decreased from $54.7 million in 1995 to $15.1 million in 1998. Our licensing revenues might never reach Marvel Entertainment's pre-bankruptcy levels.

           The bankruptcy of Marvel Entertainment also caused a decline in our toy business because a substantial portion of our toy products were based on characters licensed to us by Marvel Entertainment. Our toy business might not return to its pre-bankruptcy levels. In addition, during the fourth quarter of 1998, our operations were hurt by the decision of Toys 'R' Us, one of our major customers, to significantly reduce its toy inventory levels.

           Our net toy sales were $221.6 million, $150.8 million and $212.4 million in 1996, 1997 and 1998, respectively, while our toy operating income
(loss) was $27.2 million, $(49.3) million and $(18.7) million, respectively, for those periods. Marvel Entertainment's revenues (including the Fleer/SkyBox sports and entertainment trading card and Panini activity sticker and adhesive paper businesses) were $745.5 million, $471.7 million and $273.5 million in 1996, 1997 and the nine months ended September 30, 1998, respectively, while its operating loss was $(386.3) million, $(191.4) million and $(2.3) million, respectively, for those periods.

           We believe that the sales and the profitability of each of our businesses have been hurt by concerns about the effect of Marvel Entertainment's bankruptcy proceedings among customers and others with whom we do business. While we believe that the consummation of Marvel Entertainment's plan of reorganization has alleviated these concerns, our sales and profitability might continue to be adversely affected.

Our customer base for toys is concentrated.

           Like other toy makers, we are dependent upon toy retailers and mass merchandisers to distribute our products. The retail toy business is highly concentrated. The five largest customers for our toy products accounted in the aggregate for approximately 66% of our total toy sales in 1998. An adverse change in, or termination of, our relationship with one or more of our major customers could have a material adverse effect on us. In recent years, the retail chain store industry, and the toy retail industry in particular, have undergone significant consolidation. To the extent that this consolidation continues, our distribution base could shrink, thereby concentrating an even greater percentage of our sales in a smaller number of retailers and increasing the remaining toy retailers' ability to negotiate more favorable terms and prices from us.



782128.4
                                       7

Toy retailers' inventory management systems could cause us to produce the wrong amount of toy products.

           Each of our five top toy customers uses, to some extent, inventory management systems which track sales of particular products and rely on reorders being rapidly filled by suppliers like us, rather than on large inventories being maintained by the retailers themselves. These systems increase pressure on us to fill orders promptly. The systems also shift a portion of retailers' inventory risk onto us. Our production of excess products to meet anticipated retailer demand could result in markdowns and increased inventory carrying costs for us on even our most popular items. For instance, we believe that our operations were negatively impacted in the fourth quarter of 1998 by the decision of Toys 'R' Us, one of our major customers, to significantly reduce its toy inventory levels. If we fail to anticipate a high demand for our products, however, we face the risk that we may be unable to provide adequate supplies of popular toys to retailers in a timely fashion, particularly during the Christmas season, and may consequently lose sales.

We are vulnerable to changing consumer preferences.

           Our new and existing toy products are subject to changing consumer preferences. Most of our toy products can be successfully marketed for only a limited period. In particular, toys based on feature films are in general successfully marketed for only a year or two following the film's release. Existing product lines might not retain their current popularity or new products developed by us might not meet with the same success as our current products. We might not accurately anticipate future trends or be able to successfully develop, produce and market products to take advantage of market opportunities presented by those trends. Part of our strategy is to make toys based on the anticipated success of feature film releases and TV show broadcasts. If these releases and broadcasts are not successful, we may not be able to sell these toys profitably, if at all. In addition, we derive a substantial portion of our revenues from a limited number of popular toys. In particular, we expect products based on our World Championship Wrestling license to generate a significant portion of our operating income during the next several years. If these products are not successful, it could have a material adverse effect on us.

We depend on toy manufacturers in China.

           A large number of our toy products are manufactured in China, which subjects us to risks of currency exchange fluctuations, transportation delays and interruptions, and political and economic disruptions. Our ability to obtain products from our Chinese manufacturers is dependent upon the United States' trade relationship with China. The "most favored nation" status of China, which is reviewed annually by the United States government, is a regular topic of political controversy. The loss of China's "most favored nation" status would increase the cost of importing products from China significantly, which could have a material adverse effect on us. The imposition of further trade sanctions on China could result in significant supply disruptions or higher merchandise costs to us. We might not be able to find alternate sources of manufacturing outside China on acceptable terms even if we want or need to. Our inability to find those alternate sources could have a material adverse effect on us.

           We purchase goods from manufacturers in China mostly in Hong Kong dollars and, accordingly, fluctuations in Hong Kong monetary rates may have an impact on our cost of goods. In recent years, the value of the Hong Kong dollar has been tied to the value of the United States dollar, eliminating fluctuations between the two currencies. The Hong Kong dollar, however, might not continue to be tied to the United States dollar. Furthermore, appreciation of Chinese currency values relative to the Hong Kong dollar could increase our cost of products manufactured in China and harm our business.


782128.4
                                        8

Our toy business is seasonal.

           Our annual operating performance depends, in large part, on our sales of toys during the relatively brief Christmas selling season. Unlike many industries, the toy industry tends to be seasonal. During 1996, 1997 and 1998, 64%, 67% and 60%, respectively, of our domestic net toy sales were realized during the second half of the year. We expect that our toy business will continue to experience a significant seasonal pattern for the foreseeable future. This seasonal pattern requires significant use of working capital mainly to build inventory during the year, prior to the Christmas selling season, and requires accurate forecasting of demand for our products during the Christmas selling season. We are seeking to obtain a new working capital facility; however, that facility is not yet in place, and we might not obtain it. The failure to obtain a working capital facility could have a material adverse effect on our business.


We must often make advance payments and guarantee royalties under licenses that we acquire.

           When we obtain licenses from others to manufacture products based on their characters, we are often required to pay significant non-refundable advances or to guarantee significant minimum royalty payments without knowing whether the characters will be popular. If a character does not turn out to be popular, the non-refundable advances and guaranteed minimum royalties might cause us to lose a significant amount of money on the license.


We depend on a single direct market comic book distributor.

           We distribute our comic book publications to the direct market through the only major comic book distributor. The direct market accounted for approximately 81% of Marvel Publishing's net publishing revenues in 1998. As a result, a termination of our agreement with that distributor could significantly disrupt our publishing operations. Our agreement with the distributor is for a term of three-and-a-half years and automatically renews for succeeding one-year periods unless terminated by either party. Either party also has the right to terminate upon the happening of certain events. We believe that the termination of the current distribution agreement would not have a long-term material adverse effect on us.


The  outcome  of   stockholder   votes  is  controlled  by  a  small  number  of
stockholders.

           A majority of the voting power of our stock is held by a small number of stockholders, who can determine the outcome of most stockholder votes. In addition, holders of over 60% in voting power of our stock have entered into a stockholders' agreement with us. The stockholders' agreement provides, among other things, that its parties shall nominate and vote in favor of each other's designated members of our board of directors. Other stockholders, therefore, have little or no ability to select our directors while the stockholders' agreement is in effect.

Holdings of preferred stock are highly concentrated in a small number of holders.

           A significant portion of the outstanding shares of preferred stock are held by a relatively small number of stockholders. Sales of a large number of the outstanding shares of preferred stock at once, or within a limited period of time, might have a significant negative effect on the price an investor could otherwise expect to receive for shares of preferred stock.


There is no active trading market for the preferred stock.

          There is currently no active trading market for the preferred stock. It is possible that an active trading market in the preferred stock will not develop and that purchases of the shares of preferred stock offered by this prospectus will be an illiquid investment.



782128.4
                                        9

Dividends paid in kind on the preferred stock may cause preferred stockholders to suffer tax liability without the receipt of any cash.

           Holders of preferred stock may incur income tax liability without the receipt of any cash to pay that liability. Dividends on the preferred stock may be paid, at our option, either in cash or in additional shares of preferred stock. Dividends paid in additional shares of preferred stock are said to be paid "in kind." We have promised some of our lenders that we will pay dividends only in kind for as long as we owe money to them. Dividends paid in kind may be taxable income to holders of preferred stock even though those dividends provide no cash to those holders with which to pay the resulting income tax liability.

We can repurchase the preferred stock.

           We have the option, on thirty days' notice, to repurchase all of the shares of preferred stock at any time after October 1, 2001 for $10 per share, plus all accrued but unpaid dividends, whether or not the holders of preferred stock wish us to do so.

We can require conversion of preferred stock into common stock.

           If the common stock has been trading at prices above a certain dollar amount (determined by a formula set forth in Section 6.8(g) of our certificate of incorporation), then we will have the right, at any time on or after October 1, 2001, to force a conversion of up to $50 million worth of preferred stock at a time into shares of common stock. Purchasers of the shares of preferred stock offered by this prospectus therefore risk having their shares converted, against their will, into shares of common stock.

Corporate holders of preferred stock risk loss of a tax deduction if we exchange the preferred stock.

           If we exchange the preferred stock for subordinated notes, corporate holders of preferred stock may suffer adverse tax consequences. If a majority of the holders of preferred stock approve, we may exchange all of the shares of preferred stock for subordinated notes at any time after April 1, 2000. Those notes will have substantially the same economic terms, voting rights and conversion features as the preferred stock, but instead of receiving dividend payments, holders of subordinated notes would receive interest payments. Corporate holders of preferred stock therefore risk the loss of the "dividends received" deduction in the event of our exchange of the shares of preferred stock for subordinated notes.


We have not yet achieved Year 2000 compliance.

           Through December 31, 1998, we incurred Year 2000 conversion costs for our Toy Biz division of approximately $1.3 million and we expect to incur an additional $1.0 million in 1999. We are utilizing both internal and external sources to remediate, or replace, and test Toy Biz's software for Year 2000 modifications. We anticipate completing the Year 2000 project for Toy Biz by June 30, 1999.

           We are in the process of completing an assessment of Year 2000 compliance for the Marvel Licensing and Marvel Publishing operations. Marvel Entertainment did not allocate resources to the Year 2000 project while it was in bankruptcy, and as of December 31, 1998, we had incurred no Year 2000 conversion costs for Marvel Licensing or Marvel Publishing. We believe that we can successfully complete the Year 2000 compliance of Marvel Licensing and Marvel Publishing by converting their financial system into the Toy Biz financial system. We expect to complete the conversion by August 1999. We will also make other systems used by Marvel Licensing and Marvel Publishing Year 2000 compliant by converting them to the Toy Biz system. We estimate that the costs to conform Marvel Licensing and Marvel Publishing will be approximately $500,000.

           The cost of the project and the date on which we believe that we will complete the Year 2000 modifications are only estimates. We currently believe that the Year 2000 issue will not pose significant


782128.4
                                       10
operational problems for our computer systems. We have begun to communicate with our customers and major suppliers in order to determine whether the Year 2000 issue will affect the ability of those companies' computer systems to interface with our systems or will otherwise affect the ability of those companies to transact business with us. We are not aware of any such material issues with our customers and suppliers at this time. Our worst-case scenarios would be manual performance of all accounting functions and the loss of relationships with our major customers because of the inability of our computers to interface with theirs. We have not developed a contingency plan to assess the likelihood of, and to address, our worst-case scenarios. We assess our Year 2000 status regularly and will begin to develop comprehensive contingency plans if we believe that we will not complete the Year 2000 project in a timely manner. If our Year 2000 project is not completed on a timely basis, or if our major customers or suppliers fail to address all the Year 2000 issues, we believe that it could have a material adverse impact on our operations.


      RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS




                                                                                                              Pro Forma
                                       1993         1994         1995        1996        1997        1998        1998
                                       ----         ----         ----        ----        ----       -----        ----
Ratio of Combined Fixed Charges and
Preference Dividends to Earnings       4.08        16.16       67.63        57.64         --          --           --
                                    ====================================================================================




           For the purposes of the ratio of combined fixed charges and preference dividends to earnings, earnings were calculated by adding pretax income, interest expense and the portion of rents representative of an interest factor. Combined fixed charges consist of interest expense and the portion of rents representative of an interest factor. For the periods in which earnings were insufficient to cover combined fixed charges and preference dividends, the dollar amount of coverage deficiency was $49.7 million, $31.6 million and $90.1 million for the twelve months ended December 31, 1997 and 1998 and the pro-forma twelve months ended December 31, 1998, respectively.


                           FORWARD-LOOKING STATEMENTS


           This prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to risks and uncertainties. Those risks and uncertainties may cause our actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements. Forward-looking statements are based on assumptions and describe our future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or comparable terminology. In addition to the risks and uncertainties discussed in "Risk Factors," factors which could have a material adverse effect on our operations and future prospects include, but are not limited to,

           o our potential inability to successfully implement our business strategy,


           o a decrease in the level of media exposure or popularity of our characters resulting in declining revenues from products based on those characters,

           o the lack of commercial success of properties owned by major entertainment companies that have granted us toy licenses,

           o      the lack of consumer acceptance of new product introductions,

782128.4
                                       11

           o      production delays or shortfalls,

           o continued pressure by certain of our major retail customers to significantly reduce their toy inventory levels,

           o the impact of competition and changes to the competitive environment on our products and services,

           o changes in technology (including uncertainties associated with Year 2000 compliance),

           o      changes in governmental regulation, and

           o other factors detailed from time to time in our filings with the Securities and Exchange Commission.

These  risks  and   uncertainties   should  be  considered  in  evaluating   any
forward-looking statements contained or incorporated by reference in this prospectus.


                        FEDERAL INCOME TAX CONSIDERATIONS


           The following is a summary of material Federal income tax matters relating to our operations that may be relevant to our prospective stockholders. It is based upon current law and is not tax advice. This discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including, without limitation, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations.


           Each of our prospective stockholders is encouraged to consult its own tax advisor regarding the specific tax consequences to it of the purchase, ownership and sale of shares of common stock and/or preferred stock of Marvel Enterprises, Inc. ("Marvel"), including the Federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.


           The following discussion is a summary of certain U.S. Federal income tax consequences expected to result from the consummation of the plan of reorganization for Marvel Entertainment that was confirmed on July 31, 1998 by the United States District Court for the District of Delaware (the "Plan"). This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), as in effect on the date hereof and on United States Treasury
Regulations in effect (or in certain cases, proposed) on the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view with respect to one or more of the issues discussed below, and no ruling from the IRS has been or will be sought with respect to any issues which may arise under the Plan. This summary is for general information only and does not purport to address all of the U.S. Federal income tax consequences that may be applicable to Marvel. This discussion does not address state, local or foreign tax considerations that may be applicable.

           The merger by means of which Marvel acquired Marvel Entertainment pursuant to the Plan (the "Merger") is expected to be characterized as a transfer of the stock of Marvel Entertainment to Marvel upon which, for Federal income tax purposes, Marvel is not expected to recognize any gain or loss.


782128.4
                                       12

           The reclassification on October 1, 1998 of the two then-existing classes of common stock of Marvel into one class of common stock is expected to be treated as a nontaxable recapitalization of Marvel in which neither the stockholders of Marvel nor Marvel will recognize gain or loss.

Utilization of Marvel Entertainment's Net Operating Loss Carryovers and Built-In Losses

           Section 382 of the Code imposes an annual limitation on the amount of taxable income of a "loss corporation" that may be offset by net operating loss carryovers ("NOLs") and certain built-in losses (referred to collectively as pre-change loss) that are attributable to the period preceding an "ownership change." The NOLs of Marvel Entertainment and its subsidiaries may be subject to an existing limitation. Marvel Entertainment and its subsidiaries may also have had a built-in loss at the time of the Merger. Upon consummation of the Plan, Marvel Entertainment and its subsidiaries underwent an ownership change within the meaning of section 382 of the Code. As a result, the NOLs of Marvel Entertainment and its subsidiaries will be subject to a section 382 limitation. In addition, Marvel may also undergo an ownership change within the meaning of section 382 of the Code. Thus, to the extent that Marvel is a loss corporation, such losses will be limited. No assurance can be provided that the Marvel Entertainment NOL carryovers and built-in losses (if any) will be available to offset income.

Preferred Stock Dividends

           Because Marvel is required to redeem the preferred stock on October 1, 2011 for an amount equal to its liquidation preference plus all accrued and unpaid dividends, whether or not declared, to the redemption date, for Federal income tax purposes, holders of the preferred stock will be deemed to have received, each year, an amount equal to the dividends accruing on the preferred stock, regardless of whether they receive cash distributions. If and to the extent Marvel has current or accumulated earnings and profits, this deemed distribution will be treated as ordinary dividend income. If the deemed distribution exceeds the current or accumulated earnings and profits of Marvel, the excess will be a return of capital (requiring the holders of the preferred stock to reduce their tax basis in the preferred stock and then recognize gain). In addition, if at any time Marvel makes a distribution to its stockholders and, pursuant to the antidilution provisions of the preferred stock, the conversion rate of the preferred stock is increased, such increase may be deemed to be the payment of a taxable dividend to the holders of the preferred stock.

           Because the preferred stock is subject to mandatory redemption and, subject to certain limitations, is exchangeable for 8% Convertible Subordinated Debentures at Marvel's option, there is a risk that the preferred stock could be treated as indebtedness for Federal income tax purposes. Marvel intends to take the position (which counsel believes is reasonable) that the preferred stock constitutes stock for Federal income tax purposes and, therefore, the material tax consequences to holders of preferred stock should be as described herein. If, however, it is determined that the preferred stock is debt, corporate holders would not be entitled to the benefit of the dividends received deduction discussed below and the yield to the holders of the preferred stock would be taxable as original issue discount (i.e., interest income), whether or not actual cash payments are received and whether or not Marvel has current or accumulated earnings and profits. The remainder of the discussion assumes that the preferred stock will be classified as stock for Federal income tax purposes.

           Taxable dividends on the preferred stock should qualify for the dividends received deduction in the hands of qualifying corporate holders, subject to the minimum holding period requirements and other applicable requirements (including the disallowance of the dividends received deduction to the extent a corporate stockholder incurs interest expense on debt directly attributable to the preferred stock). A corporate stockholder's liability for alternative minimum tax may be affected by the portion of the dividends received that are deducted in computing taxable income.

           Section 1059 of the Code reduces the benefit of the dividends received deduction with respect to "extraordinary dividends" by requiring a corporate stockholder to reduce its basis in the preferred stock (but not below zero) by the nontaxed portion (as a result of the dividends received deduction) of any "extraordinary

782128.4
                                       13
dividend" if the holder has not held the preferred stock for more than two years before the earliest of the dates on which the corporation declares, announces, or agrees to, the amount or payment of such dividend. In addition, an amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders, in partial liquidation, or which would not have been treated as a dividend if any options had not been taken into account under
Section 318(a)(4) of the Code or if Section 304(a) of the Code had not applied, would also constitute an extraordinary dividend even if the preferred stock were held for more than two years before the date of announcement or agreement with respect to the redemption. If the nontaxed portion of all extraordinary dividends exceeds the corporate holder's basis, the excess is treated as taxable gain. The dividends on the preferred stock may constitute extraordinary dividends for this purpose. An "extraordinary dividend" on the preferred stock would generally be a dividend (including a deemed dividend) that either equals or exceeds 5% of the holder's basis in such stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend, or exceeds 20% of the holder's basis in such stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. However, if the market value can be established by the holder to the satisfaction of the Secretary of the Treasury, it may be substituted for stock basis.


           If stock pays fixed dividends at least annually, has no dividends in arrears at the time it is acquired by a corporate holder, and does not have an actual rate of return exceeding 15%, then a fixed dividend paid with respect to such stock will be a "qualified preferred dividend" that may qualify for special relief under Section 1059 of the Code. Under this relief provision, (a) a qualified preferred dividend is not treated as "extraordinary" if the taxpayer holds such stock for more than five years or (b) if the taxpayer disposes of such stock before it has been held for more than five years, then the amount of the basis reduction under Section 1059 of the Code with respect to such dividends will not be greater than the excess (if any) of (i) the qualified preferred dividends paid with respect to such stock during the period the taxpayer held the stock over (ii) the qualified preferred dividends that would have been paid during such period on the basis of the stated rate of return. For purposes of determining the actual rate of return or the stated rate of return, the average amount of actual dividends received (or deemed received under Section 305 of the Code), or the stated dividends, as the case may be, are compared with the lesser of the holder's adjusted tax basis in the stock or the liquidation preference (excluding dividend arrearages) of the stock.

Conversion of Preferred Stock to Common Stock

           If the preferred stock is converted to common stock, neither the holder of the preferred stock nor Marvel should recognize gain or loss for Federal income tax purposes. Income will generally be recognized, however, to the extent common stock is received in payment of dividends in arrears. The tax basis for the preferred stock will be transferred to the common stock in the hands of a converting stockholder.

Redemption of Preferred Stock for Cash

           A redemption of the preferred stock will be a taxable event that will be treated as a sale or exchange (on which capital gain or loss may be realized) if the redemption (a) results in a "complete termination" of the stockholder's stock interest in Marvel under Section 302(b)(3) of the Code, (b) is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) of the Code, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code. The gain or loss recognized will be an amount equal to the difference between the stockholder's adjusted tax basis in the preferred stock and the amount of cash received (less any cash received in payment of accumulated and declared but unpaid dividends, which will be taxable as ordinary income if not previously included in a holder's income). In determining whether any of these tests has been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, as well as shares actually owned, must be taken into account. A holder's gain, if any, will generally be considered a capital gain and will be long-term if the holder has held the preferred stock for more than one year. Capital gains realized by corporations are generally taxed at the same rates applicable to ordinary income, although non-corporate taxpayers who realize

782128.4
                                       14
long-term capital gains may be subject to a reduced tax rate of 20% on such gains, rather than the "regular" maximum tax rate of 39.6%. Tax rates may increase prior to the time when holders may realize gains.


           Because satisfaction of either of these tests will depend on the particular facts and circumstances of each holder of preferred stock as they exist at the time of the redemption, each holder is urged to consult its own tax adviser as to whether it would be entitled to sale or exchange treatment in connection with such a redemption.

           If a redemption of the preferred stock does not meet any of the tests under Section 302 of the Code, it will be treated as a distribution that is taxable as a dividend under Section 301 of the Code to the extent of Marvel's current or accumulated earnings and profits. The dividend amount should be the amount of cash received by the stockholder. If a corporate stockholder has dividend treatment on a redemption of the preferred stock, the dividend will be an extraordinary dividend under Section 1059 of the Code irrespective of such holder's holding period.


Exchange of Preferred Stock for 8% Convertible Subordinated Debentures

           Marvel may, under certain circumstances, exchange all of the preferred stock for 8% Convertible Subordinated Debentures of Marvel. If this occurs, the treatment to the holders of the preferred stock will generally be as described under the caption "Redemption of Preferred Stock for Cash" above. If gain or loss is recognized for Federal income tax purposes, an amount equal to the difference between the issue price of the 8% Convertible Subordinated Debentures (less any amount attributable to accumulated and declared but unpaid dividends, which will be taxable as ordinary income if not previously included in a holder's income) and the holders' adjusted tax basis in the preferred stock will be taken into account. If issuance of the 8% Convertible Subordinated Debentures is treated as a dividend, the amount of the distribution should be the issue price of the 8% Convertible Subordinated Debentures. If the 8% Convertible Subordinated Debentures have original issue discount upon their issuance, a holder will be required to include in income an amount equal to the sum of the "daily portions" of such original issue discount, even if the holder does not receive cash payments of interest.

Backup Withholding

           Under  Section  3406  of  the  Code  and  under  applicable  Treasury regulations, a noncorporate holder of preferred stock, 8% Convertible Subordinated Debentures, or common stock may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid on, original issue discount accrued with respect to, or the proceeds of a sale, exchange, or redemption of, preferred stock, 8% Convertible Subordinated Debentures, or common stock, as the case may be. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number (TIN) to the payor, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee under-reporting" described in Section 3406(c) of the Code, or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code. If any one of the events listed above occurs, Marvel will be required to withhold an amount equal to 31% from any dividend payment made with respect to preferred stock or common stock, any payment of interest or principal pursuant to the terms of the 8% Convertible Subordinated Debentures, or any payment of proceeds of a redemption of such instruments, to a noncorporate holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's Federal income tax liabilities.



782128.4
                                       15

                                 USE OF PROCEEDS


           Any shares of stock offered under this prospectus will be offered by the selling stockholders. See "Plan of Distribution." We will not receive any proceeds from the sale of shares of stock offered under this prospectus.



                              SELLING STOCKHOLDERS


           The following table sets forth certain information with respect to the amount of common stock and preferred stock held by each selling stockholder as of the date of this prospectus. The table indicates the nature of any position, office, or other material relationship which the selling stockholder has had within the past three years with Marvel or any of its predecessors or affiliates. Certain of the selling stockholders are parties to a stockholders' agreement with Marvel dated as of October 1, 1998 (the "Stockholders' Agreement"), which is described in "Risk Factors--The outcome of stockholder votes is controlled by a small number of stockholders." Those parties are identified by a double asterisk in the table. For the total number of shares covered by this prospectus, see Notes 1 and 3 to the table. The selling stockholders may offer all or part of the common stock or preferred stock covered by this prospectus. No estimate, therefore, can be given as to the amount of common stock or preferred stock that will be held by the selling stockholders upon completion of the offering under this prospectus. The common stock and preferred stock offered by this prospectus may be offered from time to time by the selling stockholders named below.






                   A                       B                     C                   D                  E                   F
                                                             Number of
                                                             Shares of           Number of
                                                              Common              Existing                              Percentage
                                       Number of               Stock             Shares of                             Represented
                                       Shares of          Underlying the           Common             Sum of           by Column E
          Name, Address, and        Preferred Stock        Shares Listed           Stock             Columns            of Shares
        Relationship to Marvel          Owned(1)            in Column B           Owned(2)          C and D(3)       Outstanding(4)
        ----------------------          --------            -----------           --------          ----------       --------------


Dickstein & Co., L.P.(5)**             2,468,002             2,564,254           1,458,029          4,022,283              7.8%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021

Dickstein Focus Fund L.P.(5)**          237,229               246,480             170,620            417,100               0.8%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021

Dickstein International                 821,994               854,051             138,967            993,018               1.9%
Limited(5)**
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021





782128.4
                                       16



                   A                      B                     C                   D                  E                   F
                                                            Number of
                                                            Shares of           Number of
                                                              Common              Existing                              Percentage
                                      Number of               Stock             Shares of                             Represented
                                      Shares of          Underlying the           Common             Sum of           by Column E
          Name, Address, and       Preferred Stock        Shares Listed           Stock             Columns            of Shares
        Relationship to Marvel         Owned(1)            in Column B           Owned(2)          C and D(3)        Outstanding(4)
        ----------------------         --------            -----------           --------          ----------        --------------

Elyssa Dickstein, Jeffrey               51,000               52,989                 0                52,989               0.1%
Schwarz and Alan Cooper as
Trustees U/T/A/D 12/27/88,
Mark Dickstein, Grantor(5)**
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021

Mark Dickstein and Elyssa               10,200               10,597                 0                10,597                *
Dickstein, as Trustees of the
Mark and Elyssa Dickstein
Foundation(5)**
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021

Elyssa Dickstein(5)**                  142,800               148,369                0               148,369               0.3%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021

Mark Dickstein(5)**                       0                     0                 57,500             57,500               0.1%
c/o Dickstein Partners Inc.
660 Madison Avenue
16th Floor
New York, NY  10021

Object Trading Corp.(6)**             3,562,710             3,701,655             33,500           3,735,155              7.3%
685 Third Avenue
New York, NY  10017

Zib Inc.(6)**                             0                     0               9,256,000          9,256,000             18.0%
1105 North Market Street
Room 1300
Wilmington, DE  19801

The Laura & Isaac Perlmutter              0                     0                250,000            250,000               0.5%
Foundation Inc.(6)**
P.O. Box 1028
Lake Worth, FL  33460

Avi Arad(7)**                             0                     0               4,150,000          4,150,000              8.1%
1698 Post Road East
Westport, CT  06880




782128.4
                                       17




                   A                     B                     C                   D                  E                   F
                                                           Number of
                                                           Shares of           Number of
                                                            Common              Existing                              Percentage
                                     Number of               Stock             Shares of                             Represented
                                     Shares of          Underlying the           Common             Sum of           by Column E
          Name, Address, and      Preferred Stock        Shares Listed           Stock             Columns            of Shares
        Relationship to Marvel        Owned(1)            in Column B           Owned(2)          C and D(3)        Outstanding(4)
        ----------------------        --------            -----------           --------          ----------        --------------

The President and Fellows of          562,327               584,257             484,997           1,069,254              2.1%
Harvard College(8)
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus

The Rockefeller Foundation(8)         212,658               220,951             121,539            342,490               0.7%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus

Vega Partners II, L.P.(8)             239,284               248,616             137,458            386,074               0.8%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus

Vega Partners III, L.P.(8)            554,139               575,750             317,594            893,344               1.7%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus

Vega Partners IV, L.P.(8)             349,511               363,141             200,814            563,955               1.1%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus

Vega Offshore Fund Trust(8)           141,324               146,835              86,109            232,944               0.5%
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus



782128.4
                                       18



                   A                     B                     C                   D                  E                   F
                                                           Number of
                                                           Shares of           Number of
                                                            Common              Existing                              Percentage
                                     Number of               Stock             Shares of                             Represented
                                     Shares of          Underlying the           Common             Sum of           by Column E
          Name, Address, and      Preferred Stock        Shares Listed           Stock             Columns            of Shares
        Relationship to Marvel        Owned(1)            in Column B           Owned(2)          C and D(3)        Outstanding(4)
        ----------------------        --------            -----------           --------          ----------        --------------

Whippoorwill Associates, Inc.          2,758                 2,865               1,896              4,761                 *
Profit Sharing Plan(8)
c/o Whippoorwill Associates,
Incorporated
11 Martine Avenue
White Plains, NY  10606
Attn: Shelley F. Greenhaus

Foothill Capital Corporation           1,644                 1,708                 0                1,708                 *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler

Foothill Partners II, L.P.             16,612               17,259                 0                17,259                *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler

Foothill Partners III, L.P.            40,632               42,216                 0                42,216                *
11111 Santa Monica Blvd., Suite
1500
Los Angeles, CA 90025
Attn: Karen Sandler

Elliott Associates, L.P.              145,044               150,700                0               150,700               0.3%
712 Fifth Avenue, 35th Floor
New York, NY 10019
Attn: Michael Stephan

Morgan Stanley & Co.                 2,210,247             2,296,446           2,269,375          4,565,821              8.9%
Incorporated**
c/o Morgan Stanley
1585 Broadway
New York, NY 10036
Attn: Edgar Sabounghi

The Chase Manhattan Bank **           792,746               823,663            1,288,777          2,112,440              4.1%
380 Madison Avenue, 9th Floor
New York, NY  10071
Attn: Susan Atkins
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                12,562,861           13,052,802         20,413,175(9)      33,465,977(9)           65.1%

*     = Less than 0.1%
**    = Signatory of Stockholders' Agreement.  See also Note 8.




782128.4
                                       19

(1) In the case of each selling stockholder, all the shares of preferred stock listed in Column B may be offered pursuant to this prospectus. In addition, shares of preferred stock paid as dividends in kind on the shares of preferred stock listed in Column B may be offered pursuant to this prospectus. The total number of shares of preferred stock covered by this prospectus is 15,620,234, which is equal to 12,562,861 (the total of the numbers in Column B) plus 3,057,373 (the approximate number of shares of preferred stock that would be necessary to pay dividends in kind on 12,562,861 shares of preferred stock through 2001). See Note 3 for the total number of shares of common stock offered pursuant to this prospectus.

(2)        Does not include shares of common stock listed in Column C.

(3) The total number of shares of common stock offered pursuant to this prospectus is 36,642,683, which is equal to 33,465,977 (the total of the numbers in Column E; but see Note 9) plus 3,176,706 (the approximate number of shares of common stock that underlie the shares of preferred stock that would be necessary to pay dividends in kind on 12,562,861 shares of preferred stock through 2001; see Note 1). See Note 1 for the total number of shares of preferred stock offered pursuant to this prospectus.

(4) "Shares Outstanding" refers to the 51,442,450 shares of common stock that would be outstanding if all outstanding shares of preferred stock were converted into shares of common stock. "Shares
           Outstanding" does not include shares that would be outstanding if warrants or rights were exercised.

(5)        (a)  Dickstein & Co., L.P. is a Delaware limited partnership.
           (b)  Dickstein  Focus Fund L.P. is a Delaware limited partnership.
           (c) Dickstein International Limited is a limited-liability, open-end investment fund incorporated as an international business company in the Territory of the British Virgin Islands.
           (d) Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper as Trustees U/T/A/D 12/27/88, Mark Dickstein, Grantor is a New York trust established by Mark Dickstein, as Grantor, for the benefit of his children. Elyssa Dickstein, Jeffrey Schwarz and Alan Cooper are the trustees of the trust. Mark Dickstein has no beneficial interest in the trust.
           (e) The Mark and Elyssa Dickstein Foundation is a New York trust organized to be exempt from Federal income taxes under Section 501(c)(3) of the Internal Revenue Code.
           (f) Mark Dickstein, a director and principal stockholder of Marvel, is the president, sole stockholder and sole director of Dickstein Partners Inc., a Delaware corporation that is the advisor to Dickstein International Limited and is the general partner of Dickstein Partners, L.P., a Delaware limited partnership which in turn is the general partner of both Dickstein & Co., L.P. and Dickstein Focus Fund L.P. Mr. Dickstein is a trustee and the grantor of the Mark and Elyssa Dickstein Foundation and has the sole and exclusive authority to invest the principal of that foundation.
           (g) Elyssa Dickstein is the wife of Mark Dickstein and is a trustee of the Mark and Elyssa Dickstein Foundation and the trust described in (d), above.

(6)        (a)  Object  Trading    Corp.,  a  Delaware  corporation,  is  wholly
                owned by Isaac Perlmutter, a director and principal stockholder of Marvel.
           (b)  Zib Inc., a Delaware  corporation,  is wholly owned by the Isaac
                Perlmutter T.A., a Florida trust  established by Mr.  Perlmutter
                (the "Trust"). Mr. Perlmutter is a trustee and the sole beneficiary of the Trust, and may revoke the Trust at any time.
           (c)  Mr.  Perlmutter  is a director and the  president of The Laura &
                Isaac Perlmutter Foundation Inc., a Florida not-for-profit corporation.


(7) Mr. Arad, a director and principal stockholder of Marvel, is the Chief Creative Officer of Marvel and the President and Chief Executive Officer of Marvel's Marvel Studios division.

(8) Whippoorwill Associates, Incorporated, a Delaware corporation, as agent of and/or general partner for these accounts, is a signatory of the Stockholders' Agreement.

(9) Total figures do not include 10,000 of the shares of common stock owned by Mark Dickstein. Those 10,000 shares are not covered by this prospectus.




782128.4
                                       20

                              PLAN OF DISTRIBUTION

           The shares of common stock and preferred stock covered by this prospectus are now owned by the selling stockholders. As used in the rest of this section of the prospectus, the term "Selling Stockholders" includes the named selling stockholders and any of their pledgees, donees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. The shares of common stock and preferred stock covered by this prospectus are referred to in this section as the "Shares." The selling stockholders may offer and sell, from time to time, some or all of the Shares. We have registered the Shares for sale by the selling stockholders so that the Shares will be freely tradeable by them. Registration of the Shares does not mean, however, that the Shares will necessarily be offered or sold. We will not receive any proceeds from any offering or sale by the selling stockholders of the Shares. We will pay all costs, expenses and fees in connection with the registration of the Shares. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares.

           The selling stockholders may sell the Shares from time to time, at market prices prevailing at the time of sale or at negotiated prices, by methods such as the following: (a) on markets where our common stock or preferred stock is traded or in an exchange distribution in accordance with the rules of the exchange; (b) in privately negotiated transactions; (c) through broker-dealers, which may act as agents or principals; (d) in a block trade in which a broker-dealer will attempt to sell a block of Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(e) through one or more underwriters on a firm commitment or best-efforts basis;
(f) directly to one or more purchasers; (g) through agents; (h) through put or call option transactions, forward contracts or equity swaps relating to the Shares; (i) through short sales of the Shares by the selling stockholders or counterparties to those transactions; or (j) in any combination of the above.

           In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The broker-dealer transactions may include (a) purchases of the Shares by a broker-dealer as principal and resales of the Shares by the broker-dealer for its account pursuant to this prospectus; (b) ordinary brokerage transactions; or
(c) transactions in which the broker-dealer solicits purchasers.

           If a material  arrangement  with any underwriter,  broker,  dealer or other agent is entered into for the sale of any Shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of such arrangement. If an underwriter or underwriters are used in the sale of Shares, Marvel and the selling stockholders will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The underwriter or underwriters with respect to an underwritten offering of Shares and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. In connection with the sale of Shares, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

           The Shares may be sold either at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.


           The selling stockholders and any underwriters, broker-dealers or agents participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by the selling stockholders and any commissions received by any such broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify some of the selling stockholders -- those who signed Registration Rights Agreements with us, dated as of October 1, 1998 and December 8, 1998 --, and each person or entity which participates as or may be deemed to


782128.4
                                       21
be an underwriter in the offering or sale of those selling stockholders' shares, against certain liabilities (and to contribute to payments in respect thereof), including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.


                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

           The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

           1.        Our Annual Report on Form 10-K for the year ended  December
                     31, 1997;

           2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;


           3. Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 3, 1998, October 2, 1998, and October 14, 1998, our Current Report on Form 8-K/A filed on October 16, 1998, our Current Report on Form 8-K/A-2 filed on November 25, 1998 (which incorporates by reference the consolidated financial statements included in Marvel Entertainment Group, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998), and our Current Reports on Form 8-K filed on February 4, 1999, February 24, 1999, February 25, 1999, and March 10, 1999;

           4. Our descriptions of our common stock and preferred stock contained in our Registration Statements on Form 8-A filed on October 2, 1998 (SEC File Nos. 001-13638 and 000-24937);

           5. The section entitled "THE MARVEL PROPOSALS -- Securities to be Issued and Transferred under the Plan" on pages 82-87 of our Proxy Statement on Schedule 14A (SEC File No.
                     001-13638), as filed with the Securities and Exchange Commission on August 13, 1998, which includes descriptions of our common stock and preferred stock;

           6. The section entitled "INFORMATION CONCERNING MARVEL" on pages 29-37 of the Proxy Statement described in the preceding paragraph, which includes information concerning Marvel Entertainment Group, Inc.; and


782128.4
                                       22

           7. The consolidated financial statements and schedule contained in the Annual Report of Marvel Entertainment Group, Inc. on Form 10-K/A for the year ended December 31, 1997.

           You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Marvel Enterprises, Inc., 387 Park Avenue South, New York, New York 10016, Attention: William H. Hardie, III, Corporate Secretary. Telephone requests may be directed to (212) 696-0808.

           This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                                     EXPERTS


           The consolidated financial statements of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.) and its subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 incorporated herein by reference to Marvel Enterprises, Inc.'s Current Report on Form 8-K filed on March 10, 1999 have been audited by Ernst & Young LLP, independent auditors, as stated in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

           The consolidated financial statements of Marvel Entertainment Group, Inc. and its subsidiaries as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 incorporated herein by reference to Marvel Entertainment Group, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as stated in their report included therein (which contains an explanatory paragraph describing conditions that raise substantial doubt about Marvel Entertainment Group, Inc.'s ability to continue as a going concern, as described in Note 1 to the consolidated financial statements) and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                  LEGAL MATTERS


           The validity of the shares of common stock and preferred stock offered hereby has been passed upon for us by Battle Fowler LLP, New York, New York. Lawrence Mittman, a director of Marvel, is a partner of Battle Fowler LLP.








782128.4
                                       23

--------------------------------------------------------------------------------




No   dealer,    salesperson   or   other      36,642,683 Shares of Common Stock
individual  has been  authorized to give     or make any  representations
any  information  not  contained in this
prospectus   in   connection   with  the     15,620,234 Shares of 8% Cumulative
offering covered by this prospectus.  If          Convertible Exchangeable
given  or  made,  such   information  or               Preferred Stock
representation  must not be relied  upon
as having been  authorized  by us or the
selling  stockholders.  This  prospectus
does not constitute an offer to sell, or
a  solicitation  of  an  offer  to  buy,
common stock and/or  preferred  stock in            MARVEL ENTERPRISES, INC.
any jurisdiction where, or to any person
to whom,  it is  unlawful  to make  such
offer  or   solicitation.   Neither  the
delivery of this prospectus nor any sale
made   hereunder   shall,    under   any
circumstances,   create  an  implication
that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.


            TABLE OF CONTENTS                           Prospectus



                                    Page
Prospectus Summary.....................3
Risk Factors...........................5
Ratio of Combined Fixed Charges and
   Preference Dividends to Earnings...11
Forward-Looking Statements............11
Federal Income Tax Considerations.....12               March 11, 1999
Use of Proceeds.......................16
Selling Stockholders..................16
Plan of Distribution..................21
Where You Can Find More Information...22
Experts...............................23
Legal Matters.........................23








-------------------------------------------------------------------------------

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution

           Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) incurred in connection with the issuance and distribution of the shares of common stock and preferred stock to be registered under this Registration Statement. The selling stockholders will bear no portion of the fees and expenses estimated below. Those fees and expenses will be borne entirely by Marvel.

Securities and Exchange Commission, registration fee.............$    87,272
Federal taxes..............................................................0
State taxes and fees.......................................................0
Transfer agent's fees......................................................0
Engineering fees...........................................................0
Printing and engraving costs..........................................25,000
Mailing expenses.......................................................1,000
Accounting fees and expenses..........................................35,000
Legal fees and expenses..............................................100,000
Miscellaneous expenses.............................................   20,000
                                                                     -------

              Total..............................................$   268,272
                                                                 ===========


Item 15.        Indemnification of Directors and Officers

           In accordance with Section 102(b)(7) of the Delaware General Corporation Law, Article X of our Certificate of Incorporation eliminates, with certain exceptions, our directors' personal liability to Marvel or its stockholders for monetary damages for breach of fiduciary duty as a director.

           Article 6 of our By-Laws provides, to the extent permitted by the Delaware General Corporation Law, for our indemnification of present or former directors, officers or incorporators of Marvel against various costs they may incur in connection with certain lawsuits and similar proceedings in which they become involved by reason of their relationship to Marvel. Only those who have acted in good faith are entitled to our indemnification. In certain cases, our indemnification payments may be made, conditionally, before the lawsuit or similar proceeding is complete.


Item 16.        Exhibits

2.1         --  Fourth Amended Plan of  Reorganization  filed  with  the  United
                States District Court for the District of Delaware on July 31, 1998 by certain creditors of Marvel Entertainment Group, Inc. and the Registrant, with attached exhibits (incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated as of October 13, 1998, and filed on October 14,
                1998).

4.1         --  The   Registrant's   Restated   Certificate   of   Incorporation
                (incorporated  by reference  to Exhibit 4.1 to the  Registrant's
                Current Report on Form 8-K, dated as of October 13, 1998, and filed on October 14, 1998).


782128.4
                                      II-1

5.1         --  Opinion of Battle Fowler LLP.*

12.1        --  Statements re: Computation of Ratios.

23.1        --  Consent of Ernst & Young LLP.
23.2        --  Consent of Ernst & Young LLP.

24.1        --  Power of Attorney.*

____________________
*  Previously filed.


Item 17.             Undertakings

                     The undersigned Registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                               (i)        To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                               (ii) To  reflect in the  prospectus  any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the
registration  statement.   Notwithstanding  the foregoing,   any   increase or
decrease  in volume of  securities   offered  (if  the total   dollar   value of
securities  offered  would not  exceed  that   which  was registered)  and  any
deviation from the low or high end of the estimated  maximum offering  range may
be  reflected   in  the  form  of  a   prospectus  filed  with  the  Commission
pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                               (iii) To include any  material  information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered

782128.4
                                      II-2
therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

782128.4
                                      II-3

                                   SIGNATURES


           Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York, on the 11th day of March, 1999.



                             MARVEL ENTERPRISES, INC.
                               a Delaware corporation (Registrant)




                             By:   /s/WILLIAM H. HARDIE, III
                                   -----------------------------------------
                                   William H. Hardie, III
                                   Executive Vice President, Business Affairs
                                     and Secretary



           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.




SIGNATURE                                          TITLE                                           DATE



          *                                Chairman of the Board and Director              March 11, 1999
---------------------
Morton E. Handel


          *                                President and Chief Executive Officer           March 11, 1999
---------------------                      (principal executive officer)
Eric Ellenbogen

/s/ROBERT S. HULL                          Senior Vice President and                       March 11, 1999
---------------------                      Chief Financial Officer (principal
Robert S. Hull                             financial and accounting officer)


          *                                Chief Creative Officer and Director             March 11, 1999
---------------------
Avi Arad

          *                                Director                                        March 11, 1999
---------------------
Mark Dickstein

          *                                Director                                        March 11, 1999
---------------------
Eric Ellenbogen






782128.4


SIGNATURE                                        TITLE                                           DATE


          *                                    Director                                    March 11, 1999
---------------------
Shelley F. Greenhaus

          *                                    Director                                    March 11, 1999
---------------------
James F. Halpin

          *                                    Director                                    March 11, 1999
---------------------
Michael M. Lynton

          *                                    Director                                    March 11, 1999
---------------------
Lawrence Mittman

          *                                    Director                                    March 11, 1999
---------------------
Isaac Perlmutter

          *                                    Director                                    March 11, 1999
---------------------
Rod Perth

          *                                    Director                                    March 11, 1999
---------------------
Michael J. Petrick


*By: /s/ WILLIAM H. HARDIE, III                                                            March 11, 1999
----------------------------------------
     William H. Hardie, III
     Attorney-in-fact

